Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of January 4, 2007, is entered into among Building Materials Corporation of America, a Delaware corporation (the “Issuer”), the Guarantors (as defined in the indenture referred to below) and The Bank of New York, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture dated as of December 3, 1998, as amended by the first supplemental indenture, dated as of January 1, 1999, as further amended by the second supplemental indenture, dated as of December 4, 2000 (as amended to date, the “Indenture”), providing for the issuance by the Issuer of an aggregate principal amount of $155,000,000 of 8% Senior Notes due 2008 (the “Notes”);

WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Indenture;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for the Notes) (the “Requisite Holders”);

WHEREAS, the Issuer desires to execute and deliver an amendment to the Indenture for the purposes of eliminating and amending certain of the restrictive covenants, events of default and other provisions contained in the Indenture and the Notes;

WHEREAS, the Issuer has caused to be delivered to the Holders of the Notes an Offer to Purchase and Consent Solicitation Statement, dated December 20, 2006 (as the same may be amended from time to time, the “Statement”), and the related Consent and Letter of Transmittal pursuant to which the Issuer has (i) offered to purchase for cash any and all of the outstanding Notes (such offer on the terms set forth in the Statement and the Consent and Letter of Transmittal, the “Offer”) and (ii) solicited consents to the adoption of amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, the Issuer has received the written consents of the Requisite Holders to the Amendments;

WHEREAS, the execution and delivery of this Third Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Third Supplemental Indenture a valid and binding agreement of the Issuer have been duly performed and complied with; and

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.               Amendment of Article 4.  The following sections of Article 4 of the Indenture and any corresponding provisions in the Notes are hereby deleted in their entirety and replaced with “Intentionally Omitted” (except as otherwise noted) and all references made thereto throughout the Indenture and the Notes are hereby deleted in their entirety:

(a)           Section 4.03.  Corporate Existence;

(b)          Section 4.06.  Securities and Exchange Commission Reports;

(c)           Section 4.08.  Maintenance of Properties;

(d)          Section 4.09.  Limitation on Debt and Preferred Stock of the Company and its Subsidiaries;

(e)           Section 4.10.  Limitation on Restricted Payments and Restricted Investments;

(f)           Section 4.11.  Limitation on Liens;

(g)          Section 4.12.  Limitation on Transactions with Affiliates;

(h)          Section 4.13.  Limitation on Dividend and Other Payments Restrictions Affecting Subsidiaries;

(i)            Section 4.16.  Restriction on Transfer of Certain Assets to Subsidiaries; and

(j)            Section 4.17.  Investment Company Act.

Section 2.               Amendment of Article 5.  Clauses (2), (3) and (4) of Section 5.01 of the Indenture and any corresponding provisions in the Notes are hereby

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deleted in their entirety and all references made thereto throughout the Indenture and the Notes are hereby deleted in their entirety.

Section 3.               Amendment of Article 6.  The following clauses of Section 6.01 of the Indenture and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted,” and all references made thereto throughout the Indenture are hereby deleted in their entirety:

(a)           Section 6.01(4);

(b)           Section 6.01(6); and

(c)           Section 6.01(8).

Section 4.               Definitions.  Definitions defined in Article 1 of the Indenture shall be deemed deleted when reference to such definitions would be eliminated as a result of the foregoing amendments.

Section 5.               Section and Other References.  To the extent any amendments result in the renumbering of sections or clauses, any references thereto shall be deemed amended so as to refer to the amended section or clause.

ARTICLE II

EFFECTIVENESS

Section 1.               Effectiveness. This Third Supplemental Indenture shall become effective and binding on the Issuer, the Guarantors, the Trustee and the Holders upon execution and delivery of this Third Supplemental Indenture by the parties hereto; provided that the amendments set forth in Article I of this Third Supplemental Indenture shall become operative when all Notes validly tendered pursuant to the Offer are accepted for payment by the Issuer.  In the event that the Offer is terminated or withdrawn, this Third Supplemental Indenture shall be null and void.

Section 2.               Notice of Acceptance. The Company shall provide written notice to the Trustee upon the Company’s acceptance of the Notes for payment, at which time this Third Supplemental Indenture shall become effective.

ARTICLE III

MISCELLANEOUS

Section 1.               Indenture Ratified.  Except as otherwise provided herein, the Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

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Section 2.               Construction of Supplemental Indenture.  This Third Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

Section 3.               Trust Indenture Act Controls.  If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any other provision of this Third Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Third Supplemental Indenture is executed, the provision required by said Act shall control.

Section 4.               Counterparts.  This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 5.               Trustee Not Responsible.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

Section 6.               Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE.

Section 7.               Successors.  All covenants and agreements in this Third Supplemental Indenture by the Issuer or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 8.               Severability.  In case any provisions in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BUILDING MATERIALS
CORPORATION OF AMERICA

By:	/s/ John Maitner
Name: John Maitner
Title: Vice President and Treasurer

BUILDING MATERIALS
MANUFACTURING CORPORATION
BCMA INSULATION PRODUCTS INC.
DUCTWORK MANUFACTURING
CORPORATION
GAF MATERIALS CORPORATION
(CANADA)
GAF PREMIUM PRODUCTS INC.
GAF REAL PROPERTIES, INC.
GAFTECH CORPORATION
LL BUILDING PRODUCTS INC.
PEQUANNOCK VALLEY CLAIM
SERVICE COMPANY, INC.
SOUTH PONCA REALTY CORP.
WIND GAP REAL PROPERTY
ACQUISITION CORP.

By:	/s/ John Maitner
Name: John Maitner
Title: Vice President and Treasurer

BMCA GAINESVILLE LLC
HBP ACQUISITION LLC

By:	/s/ John Maitner
Name: John Maitner
Title: Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Franca Ferrara
Name: Franca M. Ferrera
Title: Assistant Vice President